Exhibit 10.4

March 16, 2006

Dear Mike:

As you are aware, 50% ($18,500) of your annual bonus has been issued in restricted stock which will vest March 15, 2007. The number of shares issued was calculated using the closing price of Celsion stock on March 15, 2006 ($4.08). The company will issue a certificate for 4,534 shares of Celsion stock in your name. The company will retain the certificate in safekeeping and release it to you when the restriction has been lifted on March 15, 2007.

Sincerely,

/s/ Anthony P. Deasey

Anthony P. Deasey

Executive Vice President – Chief Operating Officer

Chief Financial Officer